                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                             TELEFLEX INCORPORATED
                (Name of Registrant as Specified in Its Charter)
                             TELEFLEX INCORPORATED
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    *Set forth the amount on which the filing fee is calculated and state how it was determined.

                                    ART WORK

                      PLYMOUTH MEETING, PENNSYLVANIA 19462

- --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON FRIDAY, APRIL 29, 1994
- --------------------------------------------------------------------------------

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

     The Annual Meeting of Stockholders of Teleflex Incorporated will be held on Friday, April 29, 1994, at 11:00 a.m. at the VALLEY FORGE HILTON HOTEL, 251 DEKALB PIKE, ROUTE 202, KING OF PRUSSIA, PENNSYLVANIA, for the following purposes:

          1. To elect three directors of the Company to serve for a term of three years and until their successors have been elected and qualified;

          2. To consider and act upon a proposal to ratify the appointment of Price Waterhouse, independent accountants, as the Company's auditors for the fiscal year ending December 25, 1994; and

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business, Friday, March 11, 1994, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The transfer books of the Company will not be closed.

     STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES OR CANADA.

                                            By Order of the Board of Directors,

                                            STEVEN K. CHANCE, Secretary

March 25, 1994
Plymouth Meeting, Pennsylvania

                                PROXY STATEMENT

     This proxy statement is furnished to stockholders by the Board of Directors of the Company for solicitation of proxies for use at the Annual Meeting of Stockholders on Friday, April 29, 1994, and at all adjournments thereof. The expense of this solicitation will be paid by the Company. In addition to use of the mail, some directors, officers and regular employees of the Company may solicit proxies personally, by telephone and telegraph. Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is exercised by providing written notice to the Secretary of the Company of such intent or by submitting a new proxy. The shares represented by the proxy will be voted in accordance with the instructions specified therein. If no instructions are given in the proxy, the shares represented by the proxy will be voted for the election as directors of the nominees listed below and for proposal 2 described below at page 9.

     The Company's principal executive offices are located at 630 West Germantown Pike, Suite 450, Plymouth Meeting, Pennsylvania 19462. This proxy statement and the form of proxy enclosed herewith were mailed to stockholders on approximately March 25, 1994.

                        RECORD DATE AND VOTING PROCEDURE

     Only stockholders of record at the close of business on March 11, 1994, are entitled to vote at the Annual Meeting. At that date, the Company had outstanding and entitled to vote 17,117,089 shares of common stock. Each outstanding share of common stock entitles the record holder to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 1, 1994, certain information with respect to ownership of the Company's securities of (i) each person known to the Company to beneficially own more than 5% of the Company's outstanding common stock, (ii) each director or nominee for director, (iii) certain named executive officers and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the chart which follows, the Company is informed that each person named has sole voting power and sole investment power over the shares of Company common stock shown opposite his name.

                                                                                    Percent
                                                                  Shares               of
                                                                 Beneficially     Outstanding
             Name (& Address of 5% Shareholders)                 Owned(a)         Common Stock
- --------------------------------------------------------------   ---------        ------------
Lennox K. Black, 630 West Germantown Pike, Suite 450, Plymouth
  Meeting, PA 19462...........................................   2,377,870(b)         13.82
Woelm Holding Company Limited, Cedar House, 41 Cedar Street,
  Hamilton, Bermuda...........................................   1,442,790(c)          8.44
Donald Beckman, 3800 Centre Square West, Philadelphia, PA
  19102.......................................................   1,533,954(d)          8.98
Lewis W. Bluemle, Jr., M.D....................................       5,939            *
David S. Boyer................................................      88,160(e)         *
Roy C. Carriker, Ph.D.........................................     135,483            *
Lewis E. Hatch, Jr............................................       1,206            *
Pemberton Hutchinson..........................................       4,500            *
Sigismundus W. W. Lubsen......................................         286            *
John H. Remer.................................................      15,429            *
Palmer E. Retzlaff............................................       9,211            *

                                                                                    Percent
                                                                  Shares               of
                                                                 Beneficially     Outstanding
             Name (& Address of 5% Shareholders)                 Owned(a)         Common Stock
- --------------------------------------------------------------   ---------        ------------
John J. Sickler...............................................      86,011            *
James W. Stratton.............................................     119,581(f)         *
Richard A. Woodfield..........................................      11,787            *
All officers and directors as a group (20 persons)............   3,004,402            17.23

- ---------------

*  Represents holdings of less than 1%.

(a) Includes (i) shares subject to presently exercisable stock options as follows: Mr. Black -- 127,500, Mr. Beckman -- 3,000, Dr. Bluemle -- 3,000, Mr. Boyer -- 51,000, Dr. Carriker -- 42,000, Mr. Hutchinson -- 3,000, Mr. Retzlaff -- 3,000, Mr. Sickler -- 42,000, Mr. Woodfield -- 11,000 and all officers and directors as a group -- 355,775 (for purposes of calculating the percentages of beneficial ownership for officers and directors disclosed in the foregoing table, these shares were deemed to be outstanding); and
    (ii) shares held by the Trustee under the Company's Voluntary Investment Plan with respect to which the employee has authority to direct voting as follows: Mr. Boyer -- 1,606, Dr. Carriker -- 890, Mr. Hatch -- 648, Mr. Woodfield -- 37 and all officers and directors as a group -- 8,507.

(b) Includes the following additional shares of which Mr. Black is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 1,442,790 shares owned of record and beneficially by Woelm Holding Company Limited, and 174,720 shares owned of record and beneficially by two individuals, for which Mr. Black holds revocable powers of attorney to vote such shares, and (ii) 83,214 shares held by trusts of which Mr. Black is co-trustee and with respect to which he shares voting and investment power.

(c) All the voting shares, except for directors' qualifying shares, of Woelm Holding Company Limited are owned beneficially and of record by two trusts for the benefit of Alice Thormaehlen and Margrit Nekouian-Fathi, respectively, who are sisters. The trustees of Mrs. Thormaehlen's trust are Mrs. Thormaehlen, Lennox K. Black, Donald Beckman and Ernst-Helmut Michaelis. The trustees of Mrs. Nekouian-Fathi's trust are Mrs. Nekouian-Fathi, Lennox K. Black, Donald Beckman and Ernst-Helmut Michaelis. As noted in footnote (b) Woelm Holding Company Limited has granted Mr. Black a revocable power of attorney to vote such shares and such shares are included in the 2,377,870 shares shown opposite Mr. Black's name in the foregoing table. In addition, each such trust owns an additional 26,400 shares of the Company's common stock. Such shares are also included in the 2,377,870 shares shown opposite Mr. Black's name in the foregoing table.

(d) Includes the following additional shares of which Mr. Beckman is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 1,442,790 shares held by the Woelm Holding Company Limited of which Mr. Beckman is a director; all the voting shares of Woelm Holding Company Limited are held of record by two trusts of which Mr. Beckman serves as co-trustee, which shares are subject to a revocable proxy in favor of Mr. Black [see footnote (b)], and (ii) 79,614 shares held by trusts of which Mr. Beckman is a trustee with shared voting and investment power; Mr. Black is a co-trustee of such trusts [see footnotes (b) and (c)].

(e) Includes the following additional shares of which Mr. Boyer is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 850 shares he holds as custodian for his daughter, and (ii) 200 shares owned of record and beneficially by his daughter.

(f) Includes 118,450 shares in customer accounts managed by and owned of record by Stratton Management Company of which Mr. Stratton is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Board of Directors shall be composed of not fewer than six nor more than fifteen directors, as fixed by a majority of the entire board from time to time. The board has fixed the number of directors which shall constitute the entire board at nine, but from December 6, 1993 until the Annual Meeting of Stockholders, the number has been fixed at ten.

     The Company's Bylaws also provide for the division of the Board of Directors into three classes as equal in number as possible, with members of each class having a term of office of three years. Accordingly, at the 1994 Annual Meeting of Stockholders, three directors will be elected for three-year terms expiring at the Annual Meeting of Stockholders of the Company in 1997. Lewis W. Bluemle, Jr., M.D., who has served faithfully as a director since 1983 and whose current term expires this year, has chosen not to stand for election to another term. The board, at its December 6, 1993 meeting appointed David S. Boyer, President of the Company, as a director to a term expiring at the 1994 Annual Meeting of Stockholders. The board, on recommendation of the Nominating Committee, has nominated for election for three-year terms Messrs. Boyer, Lubsen, and Retzlaff.

     It is intended that shares represented by properly executed proxies will be voted for the election of Messrs. Boyer, Lubsen, and Retzlaff for a term expiring in 1997. If any nominee becomes unavailable to serve (which is not now anticipated), the persons named in the proxy may vote it for another nominee selected by the Board of Directors. Except for Mr. Boyer, all of the nominees and continuing directors were elected by the stockholders of the Company.

                                                       Business Experience
       Name, Age and Year                            During Past 5 Years and
     First Elected Director                            Other Directorships
- ---------------------------------   ----------------------------------------------------------
NOMINEE TO BE ELECTED FOR
TERMS EXPIRING IN 1997
- ---------------------------------
David S. Boyer, 51...............   President of the Company; Director (1986-1991).
  1993
Sigismundus W. W. Lubsen, 50.....   President, Chief Executive Officer and Director of Quaker
  1992                                   Chemical Corporation, a manufacturer of specialty
                                         chemical products; President, Chief Operating Officer
                                         and Director (1988-1993); Director, Ensign-Bickford
                                         Industries, Inc.
Palmer E. Retzlaff, 62...........   President and Director, Southwest Grain Corporation,
  1978                                   McAllen, Texas, engaged primarily in cotton and grain
                                         export; Director, Paris Business Forms.

   CONTINUING DIRECTORS WHOSE
      TERMS EXPIRE IN 1995
- ---------------------------------
Donald Beckman, 62...............   Special Counsel, Saul, Ewing, Remick & Saul, Philadelphia,
  1981                                   PA, attorneys; Partner, Beckman & Hunt, Philadelphia, PA,
                                         attorneys (1988-1993).
Pemberton Hutchinson, 62.........   Chairman and Director, Westmoreland Coal Company, a coal
  1977                                   mining company; Chairman, Chief Executive Officer and
                                         Director (1992-1993); Chairman, President, Chief
                                         Executive Officer and Director (1989-1992); Director,
                                         Mellon Bank Corporation and The Pep Boys.
John H. Remer, 69................   President, Chief Executive Officer and Director, Package
  1956                                   Machinery Company (1992-1993); Vice Chairman of the Board
                                         (1990-1992); Vice Chairman of the Board of the
                                         Company (1988-1990).

   CONTINUING DIRECTORS WHOSE
      TERMS EXPIRE IN 1996
- ---------------------------------
Lennox K. Black, 63..............   Chairman of the Board and Chief Executive Officer of the
  1971                                   Company; Director, Envirite Corporation, Penn
                                         Virginia Corporation, Quaker Chemical Corporation,
                                         The Pep Boys, and Westmoreland Coal Company.
Lewis E. Hatch, Jr., 67..........   Chairman and Chief Operating Officer, Rusch International,
  1976                                   the Company's Medical Group (1990-1992); President, LEH
                                         Consulting, Inc. (1986-1990); Director, Park-Ohio
                                         Industries, Inc.
James W. Stratton, 57............   Chairman and Chief Executive Officer, Stratton Management
  1993                                   Company, an investment advisory and management firm;
                                         Chairman, Chief Executive Officer and Director of Fin
                                         Da Tex, Inc., a financial services company; Chairman
                                         and Director of Stratton Monthly Dividend Shares and
                                         Stratton Growth Fund, registered investment
                                         companies; Director, Alco Standard Corporation,
                                         Gilbert Associates, Inc. and UGI Corporation.

              ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors of the Company met seven times in 1993. Each of the nominees and continuing directors attended at least seventy-five percent of the combined total of board meetings and meetings held in 1993 by committees on which he served.

     The Board of Directors has appointed an Audit Committee, currently composed of Messrs. Beckman, Bluemle, and Hutchinson, which held three meetings in 1993. The Audit Committee reviews with the Company's independent accountants the proposed scope of their examination and their subsequent report on each annual audit, preliminary to the consideration thereof by the full Board of Directors.

     The Board of Directors of the Company has also appointed a Nominating Committee, currently composed of Messrs. Bluemle, Hutchinson, Remer and Retzlaff which held one meeting in 1993. The Nominating Committee, considers and makes recommendations to the board regarding nominees for election to the board. The committee will consider stockholders' suggestions for candidates if mailed to:
Secretary, Teleflex Incorporated, 630 West Germantown Pike, Suite 450, Plymouth Meeting, PA 19462 by January 10, 1995.

     The Board of Directors of the Company also has an Executive Committee, currently composed of Messrs. Black, Bluemle and Hutchinson. Subject to certain exceptions, the Executive Committee may exercise the powers of the Board of Directors in the management of the business and affairs of the Company when the board is not in session.

                          BOARD COMPENSATION COMMITTEE

     The Compensation Committee appointed by the Board of Directors consists of three members, Messrs. Beckman, Retzlaff and Stratton, which held two meetings in 1993. The Compensation Committee makes recommendations regarding the Company's remuneration arrangements for its senior management to the Company's Board of Directors. It also approves the persons to receive stock option grants and restricted stock awards under the Company's Stock Compensation Plans and the number of shares subject to such grants and awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Beckman, during 1993 was a partner in the law firm of Beckman & Hunt. The Company retained Beckman & Hunt to provide certain legal services in 1993 amounting to $214,075 in fees during the year, which exceeded 5% of such firm's gross revenues for its last fiscal year. Mr. Beckman is now Special Counsel, to the law firm of Saul, Ewing, Remick & Saul which firm the Company also retained to provide legal services in 1993.

     The Company, through TFX Equities, a wholly-owned subsidiary of the Company, has entered into certain investment agreements with Nouveau International, Inc. ("Nouveau"), a manufacturer of automated food service equipment and food products. Pursuant to the agreements and otherwise, the Company made loans and advances to Nouveau of an aggregate of $1,927,000. The Company has the right to convert a portion of such debt into an aggregate of up to 22% of Nouveau's common stock. Messrs. Beckman and Black are directors of Nouveau and are participating, along with one other person, as a group, in the investment agreements on the same terms as the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation policy with respect to its senior management is to offer competitive compensation opportunities based on individual and corporate performance. Compensation of senior managers is fixed by the Board of Directors upon the recommendations of the Compensation Committee, which are developed in consultation with the Chief Executive Officer. The compensation package for senior management is composed of the following three parts:

        Salaries are set in amounts comparable to base salaries of executives with similar responsibilities in comparable companies engaged in similar businesses. Comparative data is drawn from independent surveys of executive compensation of durable good manufacturing companies, on average comparable in size to the Company. There is no material correlation between the companies included in the surveys and the companies included in the indices shown in the graph of Market Performance at page 6. Generally the Company fixes salaries at approximately the midpoint of the average compensation for positions of comparable responsibility reported by the surveyed companies. While individual performance of each executive has some effect on his or her salary determination, in the case of executive officers, it is of relatively modest consequence. Nor is corporate financial performance a material factor in setting executive salaries. The Company regards salaries as a base for compensation and relies on the annual bonus and long-term incentive compensation to reward fairly and to provide an incentive for excellence of service and loyalty.

        Bonuses, in cash or a combination of cash and restricted stock, are awarded shortly after the close of each year to selected managerial personnel based upon the Company's financial performance and the executives' individual performance and contributions in that year. In the case of bonus participants below the level of executive officer, allocations are made on predetermined formulae, which vary among the Company's divisions, designed to reflect primarily the contribution to the Company's profits for that year by the division or other unit of which the participant is a member. The primary factor considered is the relative profitability of the division or unit of the Company's operations for which the manager is responsible. This factor generally accounts for approximately 60% of the award. Another approximately 20% of the award is based on other measures of improvements in the operations of the division or unit (such as productivity, product quality, new product development and increased market share). The remaining approximately 20% of the award is based on the executive's individual achievement of specific objectives or goals. Such goals are set early in each year in consultation with the senior officer to whom the executive reports, and generally relate to specific profitability, sales, product quality or productivity standards which are objectively measurable. However, bonus awards are made to executive officers based on a subjective evaluation and determination by the Compensation Committee in consultation with the Chief Executive Officer. A principal consideration is the relative profitability in the preceding year of the Company and any division or other unit for which an executive officer has responsibility, but factors other than corporate financial performance may be given equal or even greater weight in individual cases. These include consideration of the accomplishment of operational missions such as expansion of product lines or market shares or geographical or industry penetration, new product development, improvements in efficiency of operations, accomplishment of strategically significant corporate acquisitions and other matters. Many of these corporate missions or objectives are identified in the preceding year, but others develop during the course of time, responding to often unanticipated outside influences which affect the Company's business. Accordingly, the Committee does not measure performance against preset goals in the case of bonus awards to executive officers. No executive is assured of any minimum bonus and the Committee has not fixed any maximum limit for bonus awards to executive officers.

        Long-term incentive compensation consisting of awards of stock options and restricted stock under the Company's Stock Compensation Plans are intended to reward exceptional individual performance and to create a direct link between executive compensation and shareholder returns. Awards to specific executives are not based on any preset formula, but reflect the Compensation Committee's subjective perception of such executives' individual contributions to the Company's successful performance in the preceding year.

     Applying these policies to the compensation of Mr. Black, the Chief Executive Officer, the Compensation Committee recommended and the board approved in early 1993 an increase of his base salary for that year to $390,000, an increase of 4% over his salary for the prior year. This brought his salary to approximately the midpoint of salary ranges of chief executive officers as reported by the comparable surveyed companies mentioned above. In early 1994 Mr. Black was awarded a bonus of $85,000 based on consideration of the Company's growth in earnings per share over prior years particularly in the context of a diminished economy in many of the industry and geographic markets in which the Company serves. No long-term incentive compensation has been granted to Mr. Black since 1991.

DONALD BECKMAN                PALMER E. RETZLAFF               JAMES W. STRATTON

                    FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The SEC requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns (assuming reinvestment of dividends) on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has approved the use of the Amex Market Value Index and the Amex Industrial Index -- Capital Goods for purposes of this performance comparison. The Amex Capital Goods Index was selected because it consists of companies, including the Company, involved primarily in manufacturing products used to make other products. The index consists of 74 companies selected by the American Stock Exchange ("Amex") from among all the Amex listed companies based on the similarity of business.

                               MARKET PERFORMANCE
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(a)

      MEASUREMENT PERIOD                                          AMEX MARKET     PEER GROUP
    (FISCAL YEAR COVERED)          TELEFLEX         S&P 500          VALUE           INDEX
1988                                       100             100             100             100
1989                                       108             132             124             125
1990                                       115             128             101             104
1991                                       175             166             129             126
1992                                       167             179             130             128
1993                                       202             197             156             158

(a) Assumes $100 invested on January 1, 1988 in Teleflex common stock, S&P 500 Index, Amex Market Value Index and Amex Capital Goods Index using a fiscal year ending December 31 in all cases.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND NON-CASH COMPENSATION PAID TO CERTAIN EXECUTIVE OFFICERS

     The following table sets forth, for the fiscal years ended December 29, 1991, December 27, 1992, and December 26, 1993, respectively, certain compensation information with respect to the Company's: (a) Chief Executive Officer; and (b) each of the four other most highly compensated executive officers, based on the salary and bonus earned by such executive officers during fiscal year 1993.

                           SUMMARY COMPENSATION TABLE

                                                                       Long-Term
                                                                  Compensation Awards
                                       Annual Compensation       ---------------------
   Name and Principal                 ----------------------     Restricted                   All Other
        Position             Year      Salary        Bonus       Stock(a)     Options      Compensation(b)
- -------------------------   ------    ---------     --------     --------     --------     ---------------
Lennox K. Black               1993    $ 390,000     $ 85,000        --           --           $  37,437
  Chairman, Chief             1992    $ 375,000     $ 75,000        --           --           $  23,908
  Executive Officer           1991    $ 365,000     $  5,000     $ 43,000        --
  and Director
David S. Boyer                1993    $ 260,000     $ 80,000        --           --           $   4,583
  President and               1992    $ 250,000     $ 70,000        --           --           $   2,974
  Director                    1991    $ 240,000     $  5,000     $ 43,000        --
John J. Sickler               1993    $ 227,000     $ 60,000        --           --           $   1,858
  President --                1992    $ 220,000     $ 50,000        --           --           $   1,709
  TFX Equities, Inc.          1991    $ 185,000        5,000     $ 43,000        --
Roy C. Carriker               1993    $ 218,000     $ 60,000        --           --           $   4,497
  President -- Teleflex       1992    $ 210,000     $ 40,000        --           --           $   4,236
  Aerospace Products          1991    $ 195,000     $  5,000     $ 43,000        --
  and Services Group
Richard A. Woodfield          1993    $ 205,000     $ 30,000        --           --           $   1,665
  President -- Teleflex       1992    $ 160,000     $ 50,000        --           --           $     327
  Medical Products            1991    $  13,333        --           --        $ 20,000
  Group

- ---------------

(a) Restricted share awards under the Company's 1990 Stock Compensation Plan were made to the named executives in lieu of additional cash bonus on March 9, 1992 for fiscal year 1991 as follows: Messrs. Black, Boyer, Sickler and Dr. Carriker, 1,178. All restricted shares vest one year from the date of award conditioned on continued employment with the Company and at the end of fiscal year 1993 all restricted shares previously awarded had vested and been released free of restrictions to the named executives. Dividends are payable on all restricted shares awarded to the same extent paid on the Company's common stock generally.

(b) Under the applicable rules of the Securities and Exchange Commission, information for fiscal years prior to fiscal year 1992 need not be reported in this column. The information reported includes the following for fiscal year 1993: (i) the dollar value of split dollar life insurance premiums paid for the benefit of each of the named executives as follows: Mr. Black, $37,437; Mr. Boyer, $2,334; Mr. Sickler, $1,858; Dr. Carriker, $2,248; Mr.
    Woodfield, $345; (ii) contributions to the Company's Voluntary Investment Plan on behalf of the named executives to match 1993 pre-tax elective deferral contributions under sec.401(k) of the Internal Revenue Code made to such plan as follows: Mr. Boyer, $2,249; Dr. Carriker, $2,249; Mr. Woodfield, $1,320.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executives, concerning the exercise of stock options during the last fiscal year ending December 26, 1993, and unexercised options held as of the end of the fiscal year:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION VALUES TABLE

                                                                                    Value of Unexercised
                                                  Number of Unexercised                 In-the-money
                                                    Options at FY-End               Options at FY-End(a)
                          Shares Acquired     -----------------------------     -----------------------------
         Name               on Exercise       Exercisable     Unexercisable     Exercisable     Unexercisable
- -----------------------   ---------------     -----------     -------------     -----------     -------------
Lennox K. Black........          --              127,500          --            $ 2,046,525         --
David S. Boyer.........          --               51,000          24,000        $   883,513       $ 364,992
John J. Sickler........          --               42,000          21,000        $   713,990       $ 319,368
Roy C. Carriker........          --               42,000          21,000        $   713,990       $ 319,368
Richard A. Woodfield...          --               11,000          12,000        $    85,125       $  58,500

(a) Market value of underlying securities at year-end, minus the exercise price.

PENSION PLANS

     Under the Company's Salaried Employees' Pension Plan, a qualified defined benefit pension plan, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, a participant accumulates units of annual pension benefit for each year of service. For each of the first 35 years of service, a participant's unit is equal to 1.375% of his annual plan compensation up to $10,560, plus 2.0% of such compensation in excess of $10,560. For each year of service in excess of 35, a participant's unit is equal to 1.833% of his annual plan compensation. A participant's annual plan compensation for any plan year (July 1 to June 30) is his or her base salary (as reported in the Summary Compensation Table) on the May 1 immediately preceding the beginning of the plan year. The estimated annual benefits payable as a life annuity with five years certain (assuming no future increase in base salary) upon retirement at normal retirement age (65) for each of the named executives is: Mr. Black, $119,063; Mr. Boyer, $118,296; Mr. Sickler, $98,988; Dr. Carriker, $75,384; Mr. Woodfield, $60,948.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
ARRANGEMENTS

     In connection with the Company's long-term plans for orderly management succession, Mr. Black has announced his intention to retire as Chief Executive Officer, at the Annual Meeting of Stockholders in April, 1995. When a successor CEO has taken office, Mr. Black will continue to serve the Company on a full time basis until December 31, 1998, unless he elects to retire earlier. Thereafter he may serve on a reduced-time consulting basis until December 31, 2005. The agreement provides that during the period of his full time service his salary will not be less than $350,000, and while serving as a consultant his annual compensation will be at least 75% of his last full time service salary but not less than $300,000 for the first five years and $200,000 thereafter, all subject to adjustment for inflation. Mr. Black's agreement also provides for death and disability benefits and compensation continuation for up to two years in case of termination of employment under certain circumstances. Mr. Black is entitled to receive deferred compensation following his retirement or other termination of his employment at the annual rate of $100,000 for fifteen years. The Company has purchased insurance on Mr. Black's life which will provide the Company with funds at least equal to the amount of such deferred compensation which may be payable to him. In the event of termination of Mr. Black's employment, other life insurance which the Company is providing to him as an employment benefit will be continued for a period of ten years following such termination.

DIRECTOR COMPENSATION

     Directors of the Company who are also employees of the Company or any of its subsidiaries receive no additional compensation for their services as directors. In 1993, directors of the Company who were not also employees of the Company or any of its subsidiaries were paid an annual fee of $15,000, plus expenses. In addition, these outside directors, on their election to the board, received a restricted stock award of the number of shares of the Company's common stock which had a fair market value of $5,000 multiplied by the number of years remaining in the term for which elected as a director. A director who fails to complete the full term to which elected, forfeits the shares that were awarded.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The selection of auditors by the Board of Directors will be presented to the stockholders for ratification or rejection at the Annual Meeting. The Audit Committee has recommended and the board has, subject to stockholder ratification, appointed Price Waterhouse to examine and report on the financial statements of the Company for its fiscal year ending December 25, 1994. Price Waterhouse (the "Firm") has audited the Company's books for more than 30 years and has served as its independent accountants for 1993. The Firm has offices in or near most of the places in the United States and foreign countries where the Company operates.

     Before making its recommendation for appointment to the entire board, the Audit Committee carefully considered the qualifications for auditors of the Company. In the case of Price Waterhouse, this consideration included a review of its performance in prior years, as well as its reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with the Firm in all respects.

     A representative of the Firm is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY ITS SELECTION OF PRICE WATERHOUSE AS THE AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 25, 1994.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may be presented at the Annual Meeting but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

     Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States or Canada. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you so desire. Otherwise, your proxy will be voted for you.

     ANY PROPOSALS SUBMITTED BY STOCKHOLDERS FOR INCLUSION IN THE COMPANY'S PROXY STATEMENT AND PROXY FOR THE 1995 ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY MUST BE RECEIVED BY THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES NO LATER THAN NOVEMBER 25, 1994, AND MUST COMPLY IN ALL OTHER RESPECTS WITH APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION RELATING TO SUCH INCLUSION.

                                            By Order of the Board of Directors,

                                            STEVEN K. CHANCE, Secretary

SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS                                NOMINEES: David S. Boyer, Sigismundus
                                                                  W.W. Lubsen and Palmer E. Retzlaff
     FOR all nominees             WITHHOLD
   listed to the right            AUTHORITY             (INSTRUCTION: To withhold authority to vote
    (except as marked          to vote for all                        for any individual nominee, write
     to the contrary)          nominees listed                        that nominee's name in the space
                                to the right                          provided below.)
          /  /                       /  /               -------------------------------------------------------------------

2.  Ratification of the appointment of Price            3.  In their discretion, the Proxies are authorized
    Waterhouse as independent public                        to vote upon such other business as may
    accountants for the Company for the year 1994.          properly come before the meeting.


      FOR      AGAINST      ABSTAIN
      / /        / /          / /                       Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                        Dated: ----------------------------------------------------- , 1994

                                                        -------------------------------------------------------------------
                                                                                 (Signature)
                                                        -------------------------------------------------------------------
                                                                           (Signature if held jointly)

          "PLEASE MARK INSIDE BLUE BOXES SO THAT
              DATA PROCESSING EQUIPMENT WILL            PLEASE SIGN, DATE, AND RETURN THE PROXY CARD
                    RECORD YOUR VOTES"                  PROMPTLY USING THE ENCLOSED ENVELOPE.
- ------------------------------------------------------------------------------------------------------------------------------
                                                        | FOLD AND DETACH HERE |



                                 ANNUAL MEETING
                                       OF

                       TELEFLEX INCORPORATED STOCKHOLDERS
                             FRIDAY, APRIL 29, 1994
                                   11:00 A.M.
                                  THE BALLROOM
                           VALLEY FORGE HILTON HOTEL
                              KING OF PRUSSIA, PA





                                     AGENDA

. Election of Directors
. Ratification of the appointment of independent public accountants . Report on the progress of the corporation
. Discussion on matters of current interest
. Informal discussion among shareowners in attendance

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             TELEFLEX INCORPORATED

    The undersigned hereby appoints Donald Beckman and John H. Remer proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 29, 1994 or any adjournment thereof.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


- ------------------------------------------------------------------------------
                            | FOLD AND DETACH HERE |

                                                     ANNUAL
                                                     MEETING OF
                                                     STOCKHOLDERS

  TELEFLEX INCORPORATED                              APRIL 29, 1994, 11:00 A.M.

                                                     THE BALLROOM
                                                     VALLEY FORGE HILTON HOTEL
                                                     251 DEKALB PIKE, ROUTE 202
                                                     KING OF PRUSSIA, PA

                                 EDGAR NOTICE

The Total Return on Investment table on the sixth EDGAR page of this document is presented in the printed version of this document by a line graph.